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                                                                   EXHIBIT 10.80


                                  EXHIBIT 10.80

                               PHILIP K. YACHMETZ
                              EMPLOYMENT AGREEMENT

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                                                                   EXHIBIT 10.80

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is made as of this 8th day of June, 1998 (the "Effective Date"), by and between CYTOTHERAPEUTICS, INC., a Delaware corporation ("Employer") having its principal place of business at 701 George Washington Highway, Lincoln, Rhode Island 02865 and PHILIP K. YACHMETZ ("Employee") with a principal residence at 7 North Koewing Place, West Orange, New Jersey 07052-4014, collectively referred to as the "parties."

RECITALS

      Whereas Employer desires to employ Employee at its Lincoln, Rhode Island Facility and Employee desires to be so employed,

      The parties enter this Agreement to set forth the terms and conditions of Employee's employment by Employer, to address certain matters related to Employee's employment with Employer, and Employee's loyalty and commitment to Employer.

      NOW THEREFORE, in consideration of these promises and the parties' material covenants, representations, and warranties made herein, the parties agree as follows:

                             STATEMENT OF AGREEMENT

SECTION 1. EMPLOYMENT

      a. Position. Employer wishes to employ and Employee hereby accepts the position of Senior Vice President - Business Development, General Counsel and Secretary for the term of this Agreement. Employee shall report directly to Employer's Chief Executive Officer.

      b. Employee's Commitment. Employee shall consider his employment by Employer as his principal employment, shall devote his full business time and attention to his duties and responsibilities under this Agreement, and shall perform them to the best of his abilities. While subject to any provision of this Agreement, Employee shall maintain loyalty to Employer, and shall take no action that would directly or indirectly promote any competitor or injure Employer's interests. Subject to the foregoing, employee may engage in other charitable or business activities to the extent that they do not interfere or create a conflict with his obligations under this Agreement; provided that Employee first discloses any such activities to Employer, and that Employee's

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continued participation in any such activity shall be subject to Employer's ongoing approval, which may be withheld at Employer's sole discretion.

      c. Duties. Employee's primary duties and responsibilities as Senior Vice President - Business Development, General Counsel and Secretary shall be to:

      (1) Direct and oversee all legal matters pertaining to CTI, including contractual relationships, general corporate and securities matters, patent, copyright and the coordination of any legal matters handled by outside counsel.

      (2) Direct the research and analysis of such business opportunities, strategic partnerships, alliances and collaborations, including the establishment and recommendation of strategic initiatives as directed by the Employer's CEO from time to time; responsible for implementation of such strategic initiatives of Senior Management as directed by the Employer's CEO from time to time, including the negotiation of agreements related to external alliances, direct the policies and programs related to corporate licensing objectives for the acquisition of licensing opportunities and techniques.

      (3) Serve as corporate secretary of the Company and its subsidiaries.

SECTION 2. COMPENSATION, BENEFITS AND EXPENSES

      a. Salary. Subject to Subsection 2b, Employer shall pay Employee as salary of Two Hundred Fifty Thousand dollars ($250,000.00) annually, payable in accordance with Employer's payroll practices in effect from time to time.

      b. Bonus.

            (1) Employee shall receive a "sign on" bonus of Fifteen Thousand Dollars ($15,000) payable, $10,000 in cash and $5,000 in registered shares of Employer's common stock (2,712 shares), calculated at the price per share of $1.84375 ($1 27/32) per share, the closing price of the Employer's common stock as quoted on the Nasdaq stock exchange for the Effective Date of Employment.

            (2) In addition, Employee shall be eligible (in the sole discretion of the Employer) to receive performance related bonuses at the end of each calendar year, including 1998, in a percentage amount of base salary similar to that for which other members of the Employer's senior management are eligible or are awarded under guidelines in effect at such time. Employee's bonus shall be based on (i) the reduction in comparable outside legal fees versus the base period of January 1, 1998 through June 30, 1998, (ii) the level of cash funding received by Employer from business development transactions with third parties in which Employee is materially involved, and (iii) the attainment of other specific performance objectives mutually agreed with Employer's

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Chief Executive Officer. The payment and amount of any such bonus shall be determined in the sole discretion of the Employer and its Board of Directors.

      c. Stock Options. Through the Employer's 1992 Equity Incentive Plan (the "Incentive Plan") and subject to the terms and conditions set forth herein, Employee is hereby granted, as of the Effective Date of this Agreement, an option to acquire 75,000 shares of the common stock of the Employer at a strike price per share equal to the closing price of the Employer's common stock on the date such option is approved by the Employer's Board of Directors or such other strike price as may be specified by the Board of Directors. The time-based option will vest as follows: (i) 30,000 of the shares will vest on the Effective Date, and (ii) the remaining 45,000 shares shall vest at the rate of 3,000 shares per month on each monthly anniversary of the Effective Date so long as Employee continues to be employed hereunder. Employee shall have one (1) year from the last such vesting date within which to exercise such option. The expiration of the Initial Term of this Agreement shall not effect the validity, the vesting schedule or the exercise period of such option granted Employee.

The compensation set forth in Sections 2a, 2b and 2c may be increased from time to time at the will and discretion of Employer.

      d. Relocation. As soon as reasonably practicable following the Effective Date, Employee will establish his principal office at the Company's offices in Lincoln, Rhode Island and a temporary residence within driving distance of such office. The Employer shall pay or reimburse Employee up to an amount not to exceed $2,500 per month for all costs of such temporary housing and related expenses, including, but not limited to, apartment rent and security deposit, furniture rental, utilities, cable television, basic telephone service and similar expenses, for the term of this Agreement and for such additional period while Employee is still rendering services to the Employer pursuant to Section 4.a.(1) (collectively the "Temporary Residence Period"). Employer shall also during the Temporary Residence Period pay or reimburse Employee for two (2) round trip airfares per month to the New Jersey/New York area for use by Employee or his daughter. Until such time as Employee has established his temporary residence in Rhode Island, Employer shall reimburse Employee for hotel, travel, meal and related costs to and from New Jersey. The cost of Employee's temporary housing and the cost of the two (2) round trips airfares set forth above are hereinafter collectively referred to as the "Temporary Relocation Expenses."

      e. Benefits. Employee will be entitled to participate in any and all employee benefit plans from time to time in effect for senior management of the Employer generally, including, but not limited to, medical, dental and hospitalization plans, retirement and 401(k) savings plans, life insurance and accidental death plans, disability plans, etc., except to the extent that such plans provide duplicative benefits or a lower level of benefits than that specifically provided Employee herein. Additionally, Employee shall be entitled to participation similar to that provided other members of

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Employer's senior management in any supplemental stock or option grants, stock appreciation rights awards, phantom stock rights, "golden parachute" or "golden handcuff" policies of the Employer in effect as of the Effective Date or adopted by Employer thereafter for the general benefit of its senior management. Employee's participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Employer, and (iii) the discretion of the Board of Directors of the Employer and plan administrators, as provided for or contemplated by such plan. Employee will be entitled to four (4) weeks vacation per year. Employer will provide Employee with a leased automobile at a cost to be approved by Employer's CEO, cover the cost of up to three (3) state bar memberships per year and the cost of professional association memberships consistent with Employer's policy for its senior management.

      f. Withholdings, "Gross Up" of Compensation. Employer shall withhold from any amounts payable as compensation all federal, state, municipal, or other taxes as are required by any law, regulation, or ruling. Employer shall "gross up" any and all Temporary Relocation Expenses paid or reimbursed to Employee during the Temporary Residence Period by 36% in order to offset any and all income tax liability to Employee for the payment or reimbursement of these expenses by Employer. In addition, in the event Employee sustains an increased state income tax liability due to the payment of state income taxes in both Rhode Island and New Jersey versus Employee's paying only New Jersey state income tax, then Employer shall "gross up" the compensation paid to Employee hereunder in order to reimburse and offset any and all incremental increase in Employee's state income tax liability.

      g. Business Expenses. Employer shall reimburse Employee for expenses reasonably incurred in the course of his employment, in accordance with Employer's policies in effect from time to time.

SECTION 3. TERM

      a. Initial Term. The term of Employee's employment shall commence on the Effective Date and shall expire on June 7, 1999 (the "Initial Term") unless extended as otherwise provided herein. Employer and Employee shall, on or about the ninth (9th) monthly anniversary of the Effective Date, meet and discuss in good faith whether it is in the best interests of both parties to extend the term of this Agreement. In the event it is mutually agreed that the term of this Agreement shall be extended (the "Renewal Term"), then the terms and conditions for the Renewal Term shall be mutually agreed by Employer and Employee on or before the eleventh (11th) monthly anniversary of the Effective Date. In the event either party elects to not extend the term of this Agreement, or the Employer and Employee are unable to mutually agree on the terms and conditions for the Renewal Term on or before the eleventh (11th) monthly anniversary of the Effective Date, then this Agreement shall expire on June 7, 1999 and the provisions of Section 4 shall apply.

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      b. Termination. Notwithstanding any other provision of this Agreement,
Employee's employment shall terminate at any time, as follows:

      (1) Employer may terminate your employment upon thirty (30) days written notice to Employee in the event you become disabled during your employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, you are unable to perform substantially all of your duties and responsibilities hereunder for ninety
      (90) consecutive days during the Initial Term. In that event, the Employer shall pay Employee the severance set forth in Section 4.

            (2) Employee's employment may also be terminated by Employer at any time without prior notice upon a showing of "reasonable cause." Should Employee be terminated by Employer for "reasonable cause," no severance pay will be paid to Employee nor will his health insurance benefits be continued by Employer at its expense for any period of time as addressed in Section 4 of this Agreement. "Reasonable cause" shall be defined for the purposes of this Agreement as being:
(a) any act of fraud, embezzelement or other material dishonesty by Employee with respect to the Employer which is proven to be directly detrimental to Employer's best interest; (b) Employee's willful failure to perform material duties and responsibilities described in Section 1 (c) above, after receiving notice and a reasonable opportunity to cure; (d) Employee's conviction of, or plea of nolo contendre to, any act that constitutes a felony under the laws of the state of Rhode Island or the United States; or (e) Employee's material breach of Section 5 of this Agreement.

SECTION 4. SEVERANCE

      a. Severance Payments and Benefits. In the event at the end of the Initial Term either Employee chooses not to renew this Agreement, or Employer fails to offer Employee employment in the capacity provided for herein at an annual salary and related benefits at least equal to the salary and benefits provided for herein and at a primary work location in the Northeastern United States (subject to such travel as the Employer may reasonably request), or Employer and Employee are unable to mutually agree to other terms and conditions for Employee's continued employment during any such Renewal Term, Employee shall receive the following Severance Payments and Benefits from Employer:

      (1) A continuation of Employee's salary equal to the amount of his regular salary as of the date of the expiration of the Initial Term for a period of three (3) months, during which Employee shall continue to devote no more than fifty percent (50%) of his time to performing or consulting with Employer with respect to his duties and responsibilities described in
      Section 1(c) above. In the event such part time services are rendered from Rhode Island, then Employer

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      will continue to pay or reimburse Employee for the Temporary Relocation
      Expenses for such three (3) month period pursuant to Section 2.d and provide the other benefits set forth in Sections 2.e., 2.f. and 2.g.

            (2) A lump sum payment equal to six (6) month's of Employee's regular salary as of the date of the expiration of the Initial Term, such lump sum to be payable no later than the expiration of the three (3) month period set forth in Section 4.a.(1) above.

            (3) Payment of any accrued but unpaid bonus under Section 2.b.(2) for the year in which the Initial Term expires, such bonus sum to be payable no later than the expiration of the three (3) month period set forth in Section 4.a.(1) above.

      (4) During the nine (9) month period following the expiration of the Initial Term and to the extent allowed by the Employer's benefit plans, Employee shall continue to be eligible to participate in, and shall accrue benefits as does an active employee in all benefit plans, including, but not limited to, medical, dental and hospitalization plans, retirement and 401(k) savings plans, life insurance and accidental death plans, disability plans, etc., in which Employee is enrolled as of the expiration of the Initial Term, and in each case as applicable during such period. Employee shall be treated as an employee of the Employer during the first three months of such nine month period for the purposes of Section 2.c, 2.d., 2.e., 2.f and 2.g. of this Agreement.

      b. Payments Upon Employee's Disability. In the event of an early termination of this Agreement pursuant to Section 3.b.(1) due to Employee's disability then the Severance Pay and Benefits provided in Section 4.a. shall be paid to Employee. If Severance Pay and Benefits are payable because of Employee's disability, they shall be deemed to be made as compensation for Employee's past services to Employer.

      c. Reference Letter Upon Separation of Employment. Employer agrees to provide Employee with a letter of recommendation upon Employee's separation of employment, granted that Employee's separation of employment from Employer is for any reason other than "reasonable cause."

SECTION 5. CONFIDENTIALITY

      a. Confidential Information. "Confidential Information" means information in whatever form, including information that is written, electronically stored, orally transmitted, or memorized, that is of commercial value to Employer and that was created, discovered, developed, or otherwise becomes known to Employee, or in which property rights are held, assigned to, or otherwise acquired by or conveyed to Employer, including any Employee Invention (as subsequently defined) or idea, knowledge, know-how, process, system, method, technique research and development,

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technology, software, technical information, trade secret, as defined in state statute, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, tax or financial information, business or marketing plans, strategy or forecast. Confidential Information does not include information that is or becomes generally known within Employer's industry through no act or omission by Employee, provided, however, that the compilation, manipulation, or other exploitation of generally known information may constitute Confidential Information.

      b. Employee Invention. "Employee Invention" means any idea, invention, software, technique, modification, process, improvement, or similar item, whether or not reduced to writing or stored electronically or otherwise, and whether or not protectible by patent, trademark, copyright, or other intellectual property law, that is crated, conceived, or developed by Employee or under his direction, whether solely or with others, during or after his employment by Employer, that relates in any way to, or is useful in any manner in, the business now or then conducted or proposed to be conducted by Employer or which is based upon or otherwise derives from or makes use of the Confidential Information.

      c. Ownership; Disclosure. Any Confidential Information, whether or not developed by Employee, shall at all times be Employer's exclusive property. Employee shall promptly disclose any Employee Invention to Employer in writing.

      d. Restrictions. During the term of this Agreement, and for ten (10) years thereafter, Employee shall not, without Employer's prior written consent:

      (1) Use any Confidential Information for the benefit of himself of any other party other than Employer or disclose it to any other person or entity;

      (2) Remove any Confidential Information or other documentation, device, plan or other record or evidence pertaining to Employer's business from Employer's premises, except when specifically authorized to do so in pursuit of Employer's business; or

      e. Purpose. The parties acknowledge and agree that the Confidential Information is a valuable business asset, and that this Section is necessary to protect Employer's legitimate business interests.

SECTION 6. ADDITIONAL REPRESENTATIONS AND WARRANTIES

In addition to his other representation and warranties set forth in this Agreement, Employee further represents and warrants as follows:

      a. Employee's performance of this Agreement shall not breach any agreement to which he is or was a party that requires him to hold any information in confidence or in trust;

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      b. Employee has not and shall not breach any such Agreement;

      c. Employee shall not bring to Employer or use in connection with his employment any confidential or proprietary information belonging to another entity without first delivering a written release of that information to Employer; and

      d. Employee has provided Employer with an original or true copy of any employment, non-competition, confidential or proprietary information, or similar agreement to which he is or has been a party which is now in effect or which may be in effect during the term of this Agreement.

SECTION 7. REMEDIES

      a. Irreparable Harm. The parties acknowledge and agree that irreparable harm would result in the event of a breach or threat of a breach by Employee of
Section 5 or the making of any untrue representation or warranty by Employee in this Agreement. Therefore, in such an event, and notwithstanding any other provision of this Agreement:

      (1) Employer shall be entitled to a restraining order, order of specific performance, or other injunctive relief, without showing actual damage and without bond or other security; and

      (2) Employer's obligation to make any payment or provide any benefit under this Agreement, including without limitation any severance benefits, shall immediately cease.

      b. Remedies Not Exclusive. Employer's remedies under this Section are not exclusive, and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise. To the extent required to be enforceable by applicable law, the cessation of Employer's obligation to make payments or continue benefits under this Section shall be deemed to be in the nature of liquidated damages and not a penalty.

      c. Cessation of Payments. In the event Employer obtains relief as provided in this Section, or in the event of Employee's breach of Section 5 or the making of any untrue representation or warranty by Employee in this Agreement, Employer's obligation to make any payment or provide any benefit under this Agreement, including any severance benefits, shall immediately cease.

SECTION 8. LEGAL COUNSEL

      a. Understanding, Voluntary Agreement. Employee represents and warrants that he has been afforded a reasonable opportunity to review this Agreement,

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to understand its terms, and to discuss it with an attorney of his choice, and that he knowingly and voluntarily enters this Agreement.

      b. Waiver of Separate Representation. To the extent Employee has not engaged separate legal counsel to represent him in connection with this Agreement, the parties acknowledge an agree that their respective interest in this Agreement are in conflict, that they have the right to retain independent counsel, that they have been fully informed about this right and conflicts of interest that arise from retaining the same legal counsel to represent both of them, and that this Section constitutes written disclosure of these conflicts. The parties further affirm that they are waiving separate representation freely, voluntarily, and with full knowledge of the effect of this waiver. NO party shall at any time claim that this Agreement is void or unenforceable in any respect because of the lack of use of independent counsel, or that the legal counsel who prepared this Agreement acted improperly in doing so.

SECTION 9. CONFIDENTIAL AGREEMENT

This Agreement is confidential, Employee and Employer shall keep its provisions confidential and shall not disclose them to anyone, including any past, present, or prospective employee of Employer; provided, that this Section shall not prohibit Employee from discussing this Agreement in confidential communications with his family members, attorneys, accountants, or other professional advisors, provided that the provisions of Section 5 shall at all times apply to communications with any such persons, and provided Employer may disclose the terms of this Agreement to the extent it is required by federal or state law, rule or regulation.

SECTION 10. MISCELLANEOUS PROVISIONS

      a. Waivers. No assent, express or implied, by any party to any breach or default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision on any other occasion.

      b. Entire Agreement, Modification. This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties.

      c. Binding Effect; No Third Party Beneficiaries This Agreement shall bind and benefit the parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal representatives, successors, and assigns. Nothing in this Agreement shall be construed to confer any rights or benefits on third parties.

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      d. Assignment. Neither party may assign its interest in this Agreement without the other's prior written consent; provided that Employer may assign its interest to another entity which controls, is controlled by, or is under common control with Employer.

      e. Severability. If any provision of this Agreement, including the restriction on time and geographic area contained in the Covenant Not to Compete and Confidential Information provisions of this Agreement, is found in binding arbitration or by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the attempt shall first be made to read that provision in such a way to make it valid and enforceable in light of the parties' apparent intent as evidenced by this Agreement. If such a reading is impossible, the tribunal having jurisdiction may revise the provision in any reasonable manner, to the extent necessary to make it binding and enforceable. If no such revision is possible, the offending provision shall be deemed stricken from the Agreement, and every other provision shall remain in full force and effect.

      f. Forum. All lawsuits, actions, and other proceedings arising from this Agreement or the transactions it contemplates shall be prosecuted in the appropriate court in New Jersey and all parties agree to both subject matter and in personam jurisdiction in that forum.

      g. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Rhode Island.

      h. Legal Counsel. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having had an opportunity to consult with legal counsel.

      IN WITNESS WHEREOF, the partied have executed this Agreement to be effective as specified above.

PHILIP K. YACHMETZ                          CYTOTHERAPEUTICS, INC.


BY: /S/ PHILIP K. YACHMETZ                  BY: /S/ RICHARD M. ROSE
-----------------------------               ------------------------------------
    Philip K. Yachmetz                          Richard M. Rose, MD
                                                President  & CEO